EXHIBIT 99.1

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NEWS                                                                  [TXU LOGO]
RELEASE
--------------------------------------------------------------------------------
1601 Bryan Street
Dallas, Texas 75201-3411

                     TXU REPORTS SOLID FIRST QUARTER RESULTS

DALLAS - MAY 6, 2004 - TXU Corp. (NYSE: TXU) today reported first quarter ended March 31, 2004 earnings of $0.50 per diluted share, after a $0.06 per share loss from discontinued operations, and a $0.01 preference stock dividend. Income from continuing operations was $0.57 per diluted share. Comparable earnings for the first quarter of 2003 were $0.14 per diluted share, including a cumulative effect of changes in accounting principles which lowered earnings by $0.15 per share, a $0.03 per share loss from discontinued operations, and a $0.02 preference stock dividend. Income from continuing operations was $0.34 per diluted share. Special items in the first quarter of 2004 totaled $0.07 per share; no special items were identified in the prior-year quarter.

TABLE 1: OPERATIONAL EARNINGS RECONCILIATION
Q1 04 VS. Q1 03; $ PER DILUTED SHARE/1/
-------------------------------------------------
EARNINGS FACTOR                              EPS
---------------------------------------- --------
1Q 03 income from continuing operations     0.34      Operational earnings/2/ per share after preference stock
......................................... ........     dividends were $0.63, up 97 percent from $0.32 in the first
Contribution margin:                                  quarter of 2003. TXU Energy segment results improved $0.22
......................................... ........     per share, including a $0.34 pre tax increase in
  Energy                                    0.34      contribution margin (revenues less cost of energy sold and
......................................... ........     delivery fees) because of higher retail and wholesale
  Energy Delivery                           0.02      electricity prices, reflecting higher natural gas prices,
......................................... ........     increased base load generation output and more effective
  Australia                                 0.13      sourcing of purchased power versus gas-fired generation. The
......................................... ........     absence of losses from the telecommunications businesses in
Depreciation and amortization              (0.03)     Corporate also improved results. Partially offsetting the
......................................... ........     gains was a $0.02 per share decrease in earnings from the
SG&A                                       (0.10)     Energy Delivery segment due to a reduction in gas volumes
......................................... ........     delivered as a result of milder weather. Table 1 provides a
Income taxes                               (0.13)     consolidated summary of major drivers of operational
......................................... ........     earnings per diluted share. A more detailed discussion of
1Q 04 income from continuing operations     0.57      contributions and drivers by segment is provided in Business
......................................... ........     Segment Results.
Preference stock dividends                 (0.01)
......................................... ........
Special items                               0.07
......................................... ........
1Q 04 operational earnings                  0.63
-------------------------------------------------

RECENT HIGHLIGHTS

o On February 23, TXU announced that John Wilder had been named president and chief executive officer of the company effective immediately.
o On March 5, TXU Energy announced a major initiative to offer the best customer service of any electric provider by June. The initiative includes the adding of over 600 additional customer service agents and securing new facilities to achieve targeted telephone answering times that are the best in the industry and twice as good as the industry average.
o On March 25, TXU Energy filed a request with the Public Utility Commission of Texas (PUC) for a 3.4% increase in the company's electricity Price to Beat (PTB), driven by higher gas prices. The filing is expected to be reviewed by the PUC on May 13.
o On March 29, TXU Energy announced the retirement of eight gas-fired generating units and the temporary shutdown of an additional four gas-fired units. The units have a total capacity of 1,471 megawatts.
o On April 16, TXU completed the sale of TXU Communications for $527 million, including $524 million in cash. On March 18, TXU repaid the remaining $560 million principal amount of the 8.83% senior secured notes associated with this business.
o On April 26, TXU announced agreements to sell TXU Australia and TXU Fuel Company, and its intention to sell its TXU Gas subsidiary. In addition, TXU announced the repurchase of all $750 million principal amount of TXU Energy's 9 percent exchangeable preferred membership interests, eliminating the future distributions and 57.1 million diluted common shares.

----------
1 Based upon average shares of common stock outstanding, diluted, of 380 million shares for the first quarter of 2004 as compared to 378 million shares for the first quarter of 2003.
2 A non-GAAP measure adjusting for special items. See Attachment 1: Financial Definitions

"We had a solid quarter," said John Wilder, TXU's president and chief executive officer. "The results provide a glimpse of the potential of this business. Over the next year we will continue to strive to improve our competitiveness and deliver on this potential."

TELECONFERENCE

TXU will host a teleconference with financial analysts to discuss first quarter results at 10:00 AM CDT on May 6, 2004. The telephone numbers are 800-309-0343 in the United States and Canada and 706-634-7057 internationally, with confirmation code 6810757. THE TELECONFERENCE WILL BE WEB CAST LIVE ON THE TXU WEB SITE AT WWW.TXUCORP.COM FOR ALL INTERESTED PARTIES.

CONSOLIDATED RESULTS

TXU's reported earnings of $0.50 per diluted share in the first quarter of 2004 included a $0.06 per share loss from discontinued operations and a $0.01 preference stock dividend. Discontinued operations in the quarter primarily relate to the telecommunications business and the strategic accounts (energy management outsourcing) business. In the first quarter of 2003, TXU's earnings of $0.14 per diluted share included a $0.03 per share loss from discontinued operations related mainly to the telecommunications business and the discontinued operations in Europe. When first quarter results were reported in 2003, the losses related to the telecommunications business results and the strategic accounts business were included in continuing operations. These losses, except for TXU's equity interest in the January and February losses of the telecommunications business, have been reclassified as discontinued operations due to the sale of the telecommunications business and the decision to exit the strategic accounts business, resulting in a $0.02 per share increase in income from continuing operations and a $0.02 per share increase in loss from discontinued operations in the prior year quarter. This had no effect on net income or reported earnings per share for the first quarter of 2003. Last year's results also included the cumulative effect of changes in accounting principles which lowered earnings by a net $0.15 per diluted share.

Cash provided by operating activities for the first quarter of 2004 was $468 million, a decrease of $459 million from the prior year period. The decrease reflects the receipt of a $616 million tax refund in 2003, partially offset by improved earnings.

Table 2 provides a summary of consolidated common stock and return measures.

TABLE 2: CONSOLIDATED RETURN STATISTICS
PERIODS ENDED 3/31/04 AND 3/31/03; MIXED MEASURES
---------------------------------------------------------------------------------------------------------
STATISTIC                                                                    3/31/04   3/31/03   %CHANGE
--------------------------------------------------------------------------- --------- --------- ---------
Common stock data:
............................................................................ ......... ......... .........
Book value per share-end of period                                             17.56     14.87      18.1
............................................................................ ......... ......... .........
Basic shares outstanding-end of period (millions)                                324       322       0.6
............................................................................ ......... ......... .........
Return on average common stock equity - based on net income (%)                 13.3     (70.9)        -
............................................................................ ......... ......... .........
Return on average common stock equity - based on operational earnings (%)       15.8       0.2         -
............................................................................ ......... ......... .........
Return on average invested capital - based on net income (%)                     6.6     (18.0)        -
............................................................................ ......... ......... .........
Return on average invested capital - based on operational earnings (%)           7.3       3.0         -
---------------------------------------------------------------------------------------------------------

Table 3 represents available liquidity (cash and available credit facility capacity) as of April 30, 2004 and December 31, 2003. TXU plans to maintain minimum available liquidity of $1.5 billion throughout 2004.

TABLE 3: LIQUIDITY - EXCLUDING AUSTRALIA
AVAILABLE AMOUNTS AS OF 4/30/04 AND 12/31/03; $MILLIONS
-----------------------------------------------------------------------------------
LIQUIDITY COMPONENT                       BORROWER   MATURITY   4/30/04   12/31/03
-------------------------------- ------------------ ---------- --------- ----------
Cash and cash equivalents                                           222        829
................................. .................. .......... ......... ..........
$1.4 billion credit facility           US Holdings    Feb. 05      1,200     1,356
................................. .................. .......... ......... ..........
$450 million credit facility      TXU Energy/Oncor    Feb. 05       450        450
................................. .................. .......... ......... ..........
$400 million credit facility           US Holdings     May 05       400        400
................................. .................. .......... ......... ..........
$500 million credit facility             TXU Corp.    Aug. 08        47         78
................................. .................. .......... ......... ..........
$700 million credit facility             TXU Corp.   April 05         -          -
................................. .................. .......... ......... ..........
$1 billion credit facility              TXU Energy   April 05       215          -
................................. .................. .......... ......... ..........
$300 million credit facility               TXU Gas   April 05       115          -
................................. .................. .......... ......... ..........
Total liquidity                                                   2,649      3,113
-----------------------------------------------------------------------------------

Table 4 shows the company's capitalization and credit ratios. Capitalization is shown as reported on the balance sheet and excluding securitization bonds and debt-related restricted cash to reflect the off-credit and net debt treatment in credit reviews.

TABLE 4: CONSOLIDATED FINANCIAL FLEXIBILITY MEASURES
PERIODS ENDED 3/31/04 AND 12/31/03; MIXED MEASURES
------------------------------------------------------------------------------------------------------------
                                                                   CAPITALIZATION            CAPITALIZATION
FINANCIAL FLEXIBILITY MEASURE                              Q1 04         RATIO(%)    Q4 03         RATIO(%)
-------------------------------------------------------- -------- ---------------- -------- ----------------
Capitalization ($millions) and capitalization ratios
  (end of period):
......................................................... ........ ................ ........ ................
Notes payable and long-term debt due currently               633              3.1      774              3.8
......................................................... ........ ................ ........ ................
Long-term debt                                            12,914             63.6   12,870             63.3
......................................................... ........ ................ ........ ................
Exchangeable preferred membership interest
  (net of discount)                                          648              3.2      646              3.2
......................................................... ........ ................ ........ ................
Preferred stock of subsidiaries                              113              0.6      113              0.6
......................................................... ........ ................ ........ ................
     Total debt including transition bonds                14,308             70.5   14,403             70.9
......................................................... ........ ................ ........ ................
Preference stock                                             300              1.5      300              1.5
......................................................... ........ ................ ........ ................
Common stock equity                                        5,689             28.0    5,619             27.6
......................................................... ........ ................ ........ ................
     Total                                                20,297            100.0   20,322            100.0
......................................................... ........ ................ ........ ................

......................................................... ........ ................ ........ ................
Total debt less transition bonds and debt-related
  restricted cash                                         13,816             69.8   13,903             70.1
......................................................... ........ ................ ........ ................
Preference stock                                             300              1.5      300              1.5
......................................................... ........ ................ ........ ................
Common stock equity                                        5,689             28.7    5,619             28.4
......................................................... ........ ................ ........ ................
         Total                                            19,805            100.0   19,822            100.0
......................................................... ........ ................ ........ ................
Twelve months ended:
......................................................... ........ ................ ........ ................
   Interest coverage                                         3.3                       3.1
......................................................... ........ ................ ........ ................
   Debt coverage ratio (%)                                    23                        22
------------------------------------------------------------------------------------------------------------

BUSINESS SEGMENT RESULTS

The following is a discussion of operational earnings by business segment. Tables 5 and 6 show the components of the contribution and change in earnings for the quarter ended March 31, 2004 by segment and the reconciliation of operational earnings to reported net income and income from continuing operations for the first quarter of 2004.

TABLE 5: RECONCILIATION OF REPORTED EARNINGS, CONTRIBUTIONS BY SEGMENT
Q1 03 TO Q1 04; $ PER SHARE AFTER TAX
--------------------------------------------------------------------------------------------
EARNINGS FACTOR                                              CONTRIBUTION   CHANGE   IMPACT
----------------------------------------------------------- -------------- -------- --------
Reported net income for common 1Q 03 (diluted)                                         0.14
............................................................ .............. ........ ........
   Loss on discontinued operations                                                     0.03
............................................................ .............. ........ ........
   Cumulative effect of changes in accounting principles                               0.15
............................................................ .............. ........ ........
   Preference stock dividend                                                           0.02
............................................................ .............. ........ ........
Income from continuing operations 1Q 03 (diluted)                                      0.34
............................................................ .............. ........ ........
Energy segment                                                       0.31     0.22
............................................................ .............. ........ ........
Energy Delivery segment                                              0.27    (0.02)
............................................................ .............. ........ ........
Australia segment                                                    0.08     0.01
............................................................ .............. ........ ........
Corporate and Other                                                 (0.12)    0.02     0.23
............................................................ .............. ........ ........
Income from continuing operations 1Q 04 (diluted)                                      0.57
............................................................ .............. ........ ........
   Loss on discontinued operations                                                    (0.06)
............................................................ .............. ........ ........
   Preference stock dividend                                                          (0.01)
............................................................ .............. ........ ........
Reported net income for common 1Q 04 (diluted)                                         0.50
............................................................ .............. ........ ........
   Dilution adjustment/3/                                                              0.05
............................................................ .............. ........ ........
Reported net income for common 1Q 04 (basic)                                           0.55
--------------------------------------------------------------------------------------------

----------
3 Dilution adjustment = the addition to net income to common of the after tax amount of the dividends and amortization discount on the TXU Energy exchangeable preferred securities ($13 million for 1Q 2004 and 1Q 2003) and the reflection of these securities as an additional 57 million shares of common stock in the diluted earnings per share calculation.

TABLE 6: RECONCILIATION OF OPERATIONAL EARNINGS, DESCRIPTION OF SPECIAL ITEMS
Q1 04; $ PER DILUTED SHARE AFTER TAX
-----------------------------------------------------------------------------------------
EARNINGS FACTOR/SPECIAL ITEM                                            SEGMENT   IMPACT
------------------------------------------------------------ ------------------- --------
Income from continuing operations                                                   0.57
............................................................. ................... ........
Preference stock dividends                                                         (0.01)
............................................................. ................... ........
Special items:
............................................................. ................... ........
   Nonrecurring SG&A - compensation costs                     Corporate & Other     0.04
............................................................. ................... ........
   Nonrecurring other deduction - severance costs                    TXU Energy     0.02
............................................................. ................... ........
   Nonrecurring other deduction - retirement of gas plants           TXU Energy     0.01
............................................................. ................... ........
Total special items                                                                 0.07
............................................................. ................... ........
Operational earnings                                                                0.63
-----------------------------------------------------------------------------------------

ENERGY

TXU's Energy segment consists of the electricity generation, retail and wholesale energy sales, and portfolio management operations of TXU Energy, principally in the competitive Texas market. In the first quarter of 2004, the Energy segment reported income from continuing operations of $0.31 per share, up $0.22 from $0.09 per share, before the cumulative effect of accounting principles ($0.15 per share), in the first quarter of 2003. Excluding special items of $0.03, operational earnings in the first quarter of 2004 were $0.34 per share, a $0.25 per share increase.

The $0.25 improvement was the result of a $129 million increase in contribution margin (operating revenues less cost of energy sold and delivery fees), primarily driven by higher retail and wholesale sales prices, increased base load generation and more effective sourcing of purchased power versus gas-fired generation. These were partially offset by decreased retail sales volumes, lower revenues from hedging and risk management activities and increased average wires charges.

Table 7 provides details of operating revenues for the Energy segment for the first quarter ended March 31, 2004 as compared to the first quarter of 2003.

TABLE 7: ENERGY SEGMENT - OPERATING REVENUES
Q1 04 AND Q1 03; $MILLIONS
------------------------------------------------------------------
OPERATING REVENUE COMPONENT               Q1 04   Q1 03   %CHANGE
---------------------------------------- ------- ------- ---------
Retail electricity revenues:/4/
......................................... ....... ....... .........
   Native market:
......................................... ....... ....... .........
   Residential                              650     653      (0.5)
......................................... ....... ....... .........
   Small business                           256     294     (12.9)
......................................... ....... ....... .........
         Total native market                906     947      (4.3)
......................................... ....... ....... .........
   Other markets:
......................................... ....... ....... .........
   Residential                               43      31      38.7
......................................... ....... ....... .........
   Small business                             6       6         -
......................................... ....... ....... .........
         Total other markets                 49      37      32.4
......................................... ....... ....... .........
   Large business                           453     448       1.1
......................................... ....... ....... .........
Total retail electricity revenues         1,408   1,432      (1.7)
......................................... ....... ....... .........
Wholesale electricity revenues              475     237         -
......................................... ....... ....... .........
Hedging and risk management activities     (12)      81         -
......................................... ....... ....... .........
Other revenues                               93      41         -
......................................... ....... ....... .........
         Total operating revenues         1,964   1,791       9.7
---------------------------------------- ------- ------- ---------

Table 8 provides a summary of quarter-to-quarter generation operating statistics that depicts the benefit of increased base load performance and more effective sourcing of purchased power versus gas-fired generation.

----------
4 Breakout of historical service territory and other territories are estimates and are only provided for reference. The Company is currently refining its systems to more precisely report this data.

TABLE 8: ENERGY SEGMENT - GENERATION AND SUPPLY STATISTICS
Q1 04 AND Q1 03; MIXED MEASURES
-----------------------------------------------------------------------
GENERATION AND SUPPLY STATISTIC               Q1 04    Q1 03   %CHANGE
------------------------------------------- -------- -------- ---------
Production and purchased power (GWh):
............................................ ........ ........ .........
   Nuclear  (base load)                       4,854    4,740       2.4
............................................ ........ ........ .........
   Lignite/coal (base load)                  10,203    8,687      17.5
............................................ ........ ........ .........
   Gas/oil                                      910    3,662     (75.2)
............................................ ........ ........ .........
   Purchased power                           14,346   10,515      36.4
............................................ ........ ........ .........
       Total energy supply                   30,313   27,604       9.8
............................................ ........ ........ .........
   Less line loss and other                     437      755     (42.1)
............................................ ........ ........ .........
       Net energy supply                     29,876   26,849      11.3
............................................ ........ ........ .........
Base load capacity factors (%):
............................................ ........ ........ .........
   Nuclear                                     97.0     95.4       1.7
............................................ ........ ........ .........
   Lignite/coal                                83.8     73.2      14.5
............................................ ........ ........ .........

............................................ ........ ........ .........
Fuel and Purchased Power Costs ($/MWh):
............................................ ........ ........ .........
   Nuclear generation                          4.41     4.32       2.1
............................................ ........ ........ .........
   Lignite/coal generation                    13.28    13.05       1.8
............................................ ........ ........ .........
   Gas/Oil generation and purchased power     43.99    48.17      (8.7)
............................................ ........ ........ .........
       Average total electricity supply       27.32    29.59      (7.7)
-----------------------------------------------------------------------

Tables 9 and 10 summarize retail and wholesale sales operating statistics and Energy segment operating revenues.

The decrease in retail sales volumes is predominantly due to a decrease in customers and related load in the competitive market and lower average usage in the quarter due to milder weather. Most of the decrease in volumes due to customer switching were related to activity through December 2003, when the company incurred losses, especially small and medium business load, as some higher volume customers switched suppliers. TXU Energy now has the ability to compete on price in the small and medium business segment. Accordingly TXU Energy expects to improve retention of these customers. Customer count increased by 19 thousand, 0.7%, in the first quarter of 2004 compared to December 31, 2003.

TABLE 9: RETAIL OPERATING STATISTICS - SALES VOLUMES
Q1 04 AND Q1 03; GWH
-------------------------------------------------------------------
VOLUME COMPONENTS                         Q1 04    Q1 03   %CHANGE
--------------------------------------- -------- -------- ---------
Retail electricity sales/5/:
........................................ ........ ........ .........
   Native market:
........................................ ........ ........ .........
   Residential                            7,119    8,171     (12.9)
........................................ ........ ........ .........
   Small business                         2,533    3,243     (21.9)
........................................ ........ ........ .........
      Total native market                 9,652   11,414     (15.4)
........................................ ........ ........ .........
   Other markets:
........................................ ........ ........ .........
   Residential                              518      362      43.1
........................................ ........ ........ .........
   Small business                            61       71     (14.1)
........................................ ........ ........ .........
      Total other markets                   579      433      33.7
........................................ ........ ........ .........
   Large business                         6,709    7,551     (11.2)
........................................ ........ ........ .........
      Total retail electricity sales     16,940   19,398     (12.7)
........................................ ........ ........ .........
Wholesale electricity sales              12,936    7,451      73.6
........................................ ........ ........ .........
   Total electricity sales               29,876   26,849      11.3
-------------------------------------------------------------------

----------
5 Breakout of native and other markets are estimates and are only provided for reference. The Company is currently refining its systems to more precisely report this data.

TABLE 10: RETAIL OPERATING STATISTICS
Q1 04 AND Q1 03; MIXED MEASURES
---------------------------------------------------------------------------------------------
RETAIL OPERATING STATISTIC                                          Q1 04    Q1 03   %CHANGE
----------------------------------------------------------------- -------- -------- ---------
Retail electricity customers/6/ (end of period; thousands;
 # of meters):
.................................................................. ........ ........ .........
   Native market:
.................................................................. ........ ........ .........
   Residential                                                      2,054    2,184      (6.0)
.................................................................. ........ ........ .........
   Small business                                                     316      324      (2.5)
.................................................................. ........ ........ .........
      Total native market                                           2,370    2,508      (5.5)
.................................................................. ........ ........ .........
   Other markets:
.................................................................. ........ ........ .........
   Residential                                                        163      112      45.5
.................................................................. ........ ........ .........
   Small business                                                       5        5         -
.................................................................. ........ ........ .........
      Total other markets                                             168      117      43.6
.................................................................. ........ ........ .........
   Large business                                                      78       76       2.6
.................................................................. ........ ........ .........
      Total retail electricity customers                            2,616    2,701      (3.1)
.................................................................. ........ ........ .........
Average volume(KWh)/customer (using average customers):
.................................................................. ........ ........ .........
   Residential                                                      3,452    3,692      (6.5)
.................................................................. ........ ........ .........
   Small business                                                   8,084   10,000     (19.2)
.................................................................. ........ ........ .........
   Large business                                                  91,240   98,126      (7.0)
.................................................................. ........ ........ .........
Average revenue ($/MWh):
.................................................................. ........ ........ .........
   Residential                                                      90.70    80.14      13.2
.................................................................. ........ ........ .........
   Small business                                                  100.83    90.43      11.5
.................................................................. ........ ........ .........
   Large business                                                   67.53    59.38      13.7
.................................................................. ........ ........ .........
Average wires charge ($/MWh)                                        22.34    19.77      13.0
.................................................................. ........ ........ .........
Average contribution margin ($/MWh)/6/
.................................................................. ........ ........ .........
   Residential                                                      41.04    30.78      33.3
.................................................................. ........ ........ .........
   Small business                                                   51.17    41.07      24.6
.................................................................. ........ ........ .........
   Large business                                                   17.87    10.02      78.3
.................................................................. ........ ........ .........
Estimated share of ERCOT market:
.................................................................. ........ ........ .........
   Residential/7/                                                      46       48      (4.2)
.................................................................. ........ ........ .........
   Small business/7/                                                   32       34      (5.9)
.................................................................. ........ ........ .........
   Large business/7/                                                   41       38       7.9
.................................................................. ........ ........ .........
Weather - percent of normal (average for service territory)/8/:
.................................................................. ........ ........ .........
   Heating degree days                                               88.6    106.6         -
---------------------------------------------------------------------------------------------

Hedging and portfolio management revenues decreased $93 million primarily due to realized market price movements on commodity positions held to hedge gross margin. The 2003 period also included an $18 million favorable settlement with a counterparty. Because hedging activities are intended to mitigate the risk of commodity price movements on revenues and cost of energy sold, the changes in such results should not be viewed in isolation, but rather taken together with the effects of pricing and cost changes on margins. The company is reviewing all of its hedging strategies and is adjusting its positions and methods of hedging to more effectively address current market conditions.

Tables 11 through 13 provide more details of hedging activities. Table 11 breaks out hedging and risk management activities revenues by realized and unrealized components and provides reference prices for electricity and natural gas.

----------
6 Average contribution margin is based upon average electricity supply costs and average wires costs. To fully determine profitability by customer segment, actual power costs and wires costs reflective of the usage and load factors for each line of business, at a minimum, would need to be used. TXU is developing systems and processes to more appropriately evaluate and reflect profitability by line of business.
7 Estimated market share for residential and small and medium business is based on the number of customers within ERCOT that have choice. Estimated market share for large business is based on the annualized consumption for this overall market within ERCOT.
8 Weather data is obtained from Meteorlogix, an independent company that collects weather data from reporting stations of the National Oceanic and Atmospheric Administration (a federal agency under the US Department of Commerce).

TABLE 11: ENERGY SEGMENT - HEDGING AND RISK MANAGEMENT STATISTICS
Q1 04 AND Q1 03; MIXED MEASURES
----------------------------------------------------------------------------------------
HEDGING AND RISK MANAGEMENT STATISTIC                           Q1 04   Q1 03   %CHANGE
-------------------------------------------------------------- ------- ------- ---------
Hedging and Risk Management activities revenue ($ million):
............................................................... ....... ....... .........
Net unrealized mark to market gains/(losses)/9/                   (18)    (17)     (5.9)
............................................................... ....... ....... .........
Realized gains (losses)                                             6      98     (93.9)
............................................................... ....... ....... .........
Total                                                             (12)     81         -
............................................................... ....... ....... .........
ERCOT MCPE - median North zone on peak ($/MWh)/10/              37.22   44.64     (16.6)
............................................................... ....... ....... .........
Henry Hub - average monthly settlement gas prices ($/MMBtu)      5.69    6.59     (13.7)
............................................................... ....... ....... .........
NYMEX - 12 month strip average gas prices ($/MMBtu)              5.61    5.32       5.5
----------------------------------------------------------------------------------------

Table 12 presents the unrealized mark-to-market balance at March 31, 2004, scheduled by contractual settlement dates of the underlying positions. One hundred percent of unrealized net mark-to-market balances will be realized within three years. This is reflective of the terms of the positions and the methods employed in valuing positions for periods where there is less market liquidity and visibility.

TABLE 12: ENERGY SEGMENT - MATURITY DATES OF UNREALIZED NET MARK-TO-MARKET
          BALANCES
03/31/04; $MILLIONS UNLESS NOTED
----------------------------------------------------------------------------------------------------
                                              LESS THAN               4-5 YEARS   MORE THAN
SOURCE OF FAIR VALUE                             1 YEAR   1-3 YEARS                 5 YEARS   TOTAL
-------------------------------------------- ----------- ----------- ----------- ----------- -------
Prices actively quoted                               72           -           -           -      72
............................................. ........... ........... ........... ........... .......
Prices provided by other external sources             -          35           2          (2)     35
............................................. ........... ........... ........... ........... .......
Prices based on models                               12          (1)          -           -      11
............................................. ........... ........... ........... ........... .......
Total                                                84          34           2          (2)    118
............................................. ........... ........... ........... ........... .......

............................................. ........... ........... ........... ........... .......
Percentage (%) of total fair value                   71          29           2          (2)    100
----------------------------------------------------------------------------------------------------

Table 13 summarizes the changes in commodity contract assets and liabilities for the three months ended March 31, 2004. The net change in these assets and liabilities, excluding "cumulative effect of change in accounting principle" and "other activity" as described below, represents the net effect of recording unrealized gains/(losses) under mark-to-market accounting for positions in the commodity contract portfolio. These positions consist largely of economic hedge transactions, with speculative trading representing a small fraction of the activity.

TABLE 13: ENERGY SEGMENT - CHANGES IN COMMODITY CONTRACT ASSETS AND LIABILITIES
Q1 04; $MILLIONS
-----------------------------------------------------------------------------------
CHANGE COMPONENT                                                            IMPACT
-------------------------------------------------------------------------- --------
Balance of net commodity contract assets at beginning of period                108
........................................................................... ........
Settlements of positions included in the opening balance/11/                   (30)
........................................................................... ........
Unrealized mark-to-market valuations of positions held at end of period         27
........................................................................... ........
Other activity/12/                                                             (12)
........................................................................... ........
Balance of net commodity contract assets at end of period                       93
-----------------------------------------------------------------------------------

----------
9 Q1 04 includes $15 million of ineffectiveness losses related to cash flow hedges. Q1 03 includes $6 million of ineffectiveness gains related to cash flow hedges.
10 MCPE is Market Clearing Price of Energy in ERCOT. Prices are quoted by zone and most of TXU Energy's generation capacity and customers are in the North zone.
11 Unrealized mark-to-market valuations of these positions recognized in earnings as of the beginning of the period.
12 Includes initial values of positions involving the receipt or payment of cash or other consideration, such as option premiums and the amortization of such values. These activities have no effect on unrealized mark-to-market valuations.

Operating costs decreased by $14 million primarily due to the timing of power plant maintenance. Selling, general and administrative expenses increased primarily as a result of increased bad debt expense. The bad debt expense comparison to the first quarter of 2003 is primarily the effect of the lag in the benefit of the increased collection activity that started in early 2003. Bad debt expense is expected to be lower for the full year of 2004 than it was in 2003. Depreciation and amortization expense decreased due primarily to extensions of estimated average depreciable lives of nuclear and lignite generation facilities assets to better reflect their useful lives.

ENERGY DELIVERY

TXU's Energy Delivery segment includes the electricity transmission and distribution business of Oncor Electric Delivery Company and the natural gas pipeline and distribution businesses of TXU Gas Company, both of which are subject to regulation in Texas. The Energy Delivery segment reported income from continuing operations of $0.27 per share in the first quarter of 2004, down from $0.29 in the first quarter of 2003. The $0.02 per share decline in net income was the result of a $0.03 per share decrease from TXU Gas and a $0.01 per share increase in net income from Oncor Electric Delivery. The decrease in TXU Gas results was primarily due to lower gross margin due to milder weather. The $0.01 per share additional contribution from Oncor Electric Delivery was primarily due to increased revenues due to higher tariffs and lower interest expense.

TXU announced on April 26 that it intends to sell TXU Gas Company. Beginning in the second quarter, TXU Gas Company's financial results, including the first quarter on a retroactive basis, will be reported as discontinued operations.

Tables 14 and 15 summarize operating statistics and provide details of the operating revenues for the Energy Delivery segment for the first quarter ended March 31, 2004 as compared to the first quarter of 2003.

TABLE 14: ENERGY DELIVERY SEGMENT - OPERATING STATISTICS
Q1 04 AND Q1 03; MIXED MEASURES
--------------------------------------------------------------------------------------------------
OPERATING STATISTIC                                                      Q1 04    Q1 03   %CHANGE
---------------------------------------------------------------------- -------- -------- ---------
Volumes:
....................................................................... ........ ........ .........
Electricity distribution (GWh)                                          23,631   23,908      (1.2)
....................................................................... ........ ........ .........
Retail gas distribution (Bcf):
....................................................................... ........ ........ .........
   Residential                                                              38       45     (15.6)
....................................................................... ........ ........ .........
   Business and other                                                       22       26     (15.4)
....................................................................... ........ ........ .........
      Total                                                                 60       71     (15.5)
....................................................................... ........ ........ .........
Pipeline transportation (Bcf)                                               87       86       1.2
....................................................................... ........ ........ .........

....................................................................... ........ ........ .........
System Average Interruption Duration Index (SAIDI)(non-storm)/13/        86.90    86.28         -
....................................................................... ........ ........ .........
System Average Interruption Frequency Index (SAIFI)(non-storm)/13/        1.32     1.26         -
....................................................................... ........ ........ .........
Customer Average Interruption Duration Index (CAIDI)(non-storm)/13/      65.83    68.46         -
....................................................................... ........ ........ .........

....................................................................... ........ ........ .........
Customers & points of delivery (end of period & in thousands):
....................................................................... ........ ........ .........
Retail gas distribution customers                                        1,489    1,475       0.9
....................................................................... ........ ........ .........
Electricity distribution points of delivery (number of meters)/14/       2,942    2,914       1.0
--------------------------------------------------------------------------------------------------

----------
13 SAIDI is the number of minutes the average customer is out of electric service in a year. SAIFI is the number of times a year that the average customer experiences an interruption to electric service; and CAIDI is the duration of the average interruption to electric service.
14 Includes lighting sites, principally guard lights, for which TXU Energy is the REP, but are not included in TXU Energy's customer count. Such sites totaled 99,591 and 104,851 at March 31, 2004 and 2003, respectively.

TABLE 15: ENERGY DELIVERY SEGMENT - OPERATING REVENUES
Q1 04 AND Q1 03; $MILLIONS
-------------------------------------------------------------------------------------------
REVENUE COMPONENT                                                  Q1 04   Q1 03   %CHANGE
----------------------------------------------------------------- ------- ------- ---------
Electricity transmission and distribution:
.................................................................. ....... ....... .........
   Affiliated (TXU Energy)                                           349     377      (7.4)
.................................................................. ....... ....... .........
   Non-affiliated                                                    174     129      34.9
.................................................................. ....... ....... .........
      Total                                                          523     506       3.4
.................................................................. ....... ....... .........
Retail gas distribution:
.................................................................. ....... ....... .........
   Residential                                                       312     401     (22.2)
.................................................................. ....... ....... .........
   Business and other                                                159     193     (17.6)
.................................................................. ....... ....... .........
      Total                                                          471     594     (20.7)
.................................................................. ....... ....... .........
Pipeline transportation                                               16      16         -
.................................................................. ....... ....... .........
Other revenues, net of eliminations                                   20      11      81.8
.................................................................. ....... ....... .........
      Total retail gas distribution and pipeline transportation      507     621     (18.4)
.................................................................. ....... ....... .........
Total operating revenues                                           1,030   1,127      (8.6)
-------------------------------------------------------------------------------------------

Electricity delivery revenues increased $17 million primarily due to $14 million increase from new transition charges associated with transition (securitization) bonds issued in August 2003 to recover regulatory assets, for which there is a corresponding increase in costs. The remaining $3 million increase in revenues was primarily due to increased transmission cost of service and cost recovery tariffs ($15 million) and increased miscellaneous service revenues exceeding the effects of decreased consumption ($17 million) from lower average usage due to milder weather.

AUSTRALIA

TXU's Australia segment includes operations of TXU Australia, principally in Victoria and South Australia, involving the electricity generation, retail and wholesale energy sales, and portfolio management in largely competitive markets, and natural gas transportation and storage, as well as regulated electricity and natural gas distribution operations. Income from continuing operations from the Australia segment was $0.08 per share in the first quarter of 2004, up from $0.07 per share in the first quarter of 2003. The increase was primarily the result of a stronger Australian dollar, which added $0.02 per share.

As announced on April 26, 2004, TXU has agreed to sell TXU Australia to Singapore Power for an enterprise value of $3.72 billion with after-tax proceeds to TXU of $1.8 billion. The sale is expected to close in the third quarter. Beginning in the second quarter, TXU Australia's financial results, including the first quarter on a retroactive basis, will be reported as discontinued operations.

CORPORATE AND OTHER

Corporate and Other consists of TXU's remaining non-segment operations consisting primarily of general corporate expenses, equity earnings or losses of unconsolidated affiliates, and interest on the debt at the TXU Corp. level. Corporate and Other expenses from continuing operations were $0.13 per share in the first quarter of 2004 compared with $0.16 per share in the first quarter of 2003. Excluding the special item in Table 6, the improvement was $0.07 per share. The improvement is primarily related to the company's telecommunications business and lower interest expenses, somewhat offset by increased operating expenses and the special item listed in Table 6. First quarter 2003 results included other deductions of $0.04 related to January and February equity interest in losses in the telecommunication business. In March 2003, the telecommunications business was consolidated and results from that point forward are included in discontinued operations.

2004 OUTLOOK

Cash from operations for 2004 is estimated in a range of $1.5 billion - $1.6 billion, and free cash flow, including net proceeds from announced sales of businesses, are projected to be more than $3.5 billion. Management is targeting a debt to capitalization ratio of approximately 55 percent by the end of the year, using cash flows from operations, transition bond proceeds, and proceeds from announced asset sales to reduce debt by approximately $5.8 billion. At March 31, 2004, transition bond principal was $492 million, and management anticipates issuing an additional $790 million of transition bonds in the second quarter.

TXU currently expects 2004 operational earnings per share to be in a range of $2.45 to $2.55. Special items are estimated at approximately $0.71 per share ($241 million). The review is ongoing and the estimate is subject to change.

Tables 16 and 17 provide a reconciliation of this expectation to management's original guidance and a description of special items expected in 2004.

TABLE 16: FINANCIAL OUTLOOK
04; MIXED MEASURES
------------------------------------------------------------------------------------------------------------------------
                                                                                                                  TOTAL
                                                                           OPERATIONAL EPS,    TOTAL DEBT    DEBT/TOTAL
EARNINGS DRIVER                                                           DILUTED ($/SHARE)   ($BILLIONS)   CAPITAL (%)
------------------------------------------------------------------------ ------------------- ------------- -------------
Original 04 guidance                                                                   2.15          12.6            64
......................................................................... ................... ............. .............
   Divestments (TXU Australia, TXU Gas, TXU Fuel)                                     (0.30)
......................................................................... ................... ............. .............
   Interest expense reduction from debt reduction                                      0.03
......................................................................... ................... ............. .............
   Effect of repurchase of exchangeable preferred membership interests                 0.21
......................................................................... ................... ............. .............
Total after transactions announced April 26                                            2.09           8.6            57
......................................................................... ................... ............. .............
   Impact from business improvements (4+4 program)                                     0.48
......................................................................... ................... ............. .............
   Contingency                                                               (0.12) - (0.02)
......................................................................... ................... ............. .............
04 outlook                                                                      2.45 - 2.55           8.1            55
------------------------------------------------------------------------------------------------------------------------

TABLE 17: DESCRIPTION OF PROJECTED SPECIAL ITEMS
04; $MILLIONS AFTER TAX
--------------------------------------------------------------------------------------
SPECIAL ITEM                                                  INCOME STATEMENT IMPACT
------------------------------------------------------------ -------------------------
Nonrecurring other deductions - customer system write-off                          63
............................................................. .........................
Nonrecurring other deductions - mine closing costs                                 60
............................................................. .........................
Nonrecurring other deductions - severance and other costs                          52
............................................................. .........................
Nonrecurring other deductions - inventory impairment                               49
............................................................. .........................
Nonrecurring SG&A expense - compensation costs                                     14
............................................................. .........................
Nonrecurring other deductions - retirement of gas plants                            3
............................................................. .........................
Total                                                                             241
--------------------------------------------------------------------------------------

ADDITIONAL INFORMATION

Additional information, including earnings per diluted share reconciliation, consolidating income statements, consolidating balance sheets, consolidated cash flow, and legal and regulatory summaries can be obtained under the 2004 heading in the First Quarter Financial Results file at www.txucorp.com/investres/ default.asp.

INVESTOR CONFERENCE

Senior management will host an investor conference on Tuesday, May 18 at the Gaylord Texan Hotel in Grapevine, near Dallas, to discuss with financial analysts its strategic priorities for the future. The agenda will include in depth discussions of each major business segment and their operating and financial metrics and financial expectations, a review of risk management strategy, a consolidated financial forecast for 2005 and view on the future.

ANALYSTS WHO WISH TO ATTEND THE MEETING SHOULD RSVP TO SHERRI COX AT SCOX2@TXU.COM, 214/812-4901, OR VIA FAX AT 214-812-3366. THIS EVENT WILL BE WEB CAST LIVE AT WWW.TXUCORP.COM FOR ALL INTERESTED PARTIES.

TXU, a Dallas-based energy company manages a portfolio of competitive and regulated energy businesses in North America, primarily in Texas. TXU's unregulated business, TXU Energy, provides electricity and related services to more than 2.6 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Energy also owns and operates 18,500 megawatts of generation in Texas, including 2,300 MW of nuclear-fired and 5,837 MW of lignite/coal-fired generation capacity. The company is also the largest purchaser of wind-generated electricity in Texas and among the top five purchasers in the North America. TXU's regulated electric distribution and transmission business complements the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable electricity delivery to consumers. TXU's electric delivery operations are the largest in Texas, providing power to 2.9 million delivery points over more than 98,000 miles of distribution and 14,000 miles of transmission lines. TXU has agreed to sell its energy business in Australia, TXU Australia, and has announced its intent to sell TXU Gas, its largely regulated natural gas transmission and distribution business in Texas. Visit www.txucorp.com for more information about TXU.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filings. In addition to the risks and uncertainties set forth in the company's SEC filings, the forward-looking statements in this release could be affected by the ability of purchasers to obtain all necessary governmental and other approvals and consents for the acquisition of TXU Australia and TXU Fuel and the ability of the company to exit the business of TXU Gas and to implement the initiatives that are part of the 4+4 program, and the terms under which the company executes those transaction or initiatives.

                                      -END-

INVESTOR RELATIONS:
Tim Hogan          Laura Conn           Rose Blessing
214-812-4641       214-812-3127         214-812-2498

MEDIA:
Joan Hunter        Carol Peters         Chris Schein
214-812-4071       214-812-5924         214-812-5338

ATTACHMENT 1: FINANCIAL DEFINITIONS

Operational Earnings Per Share (a non-GAAP measure): Per share (diluted) income from continuing operations, excluding special items and net of preference share dividends. Management believes that operational earnings is a useful measure of underlying results because of the magnitude and scope of the 4+4 performance improvement program and the significant effect of the special items on reported results. Management relies on operational earnings for evaluation of performance and believes that analysis of the business by external users is enhanced by visibility to both reported GAAP earnings and operational earnings.

Cash Interest Expense (a non-GAAP measure): Interest Expense and Related Charges per Income Statement, less amortization of debt issue costs discount and premium, less securitization bond interest, less interest income on restricted cash related to debt, plus capitalized interest. Cash interest expense is a measure used by management to assess credit quality.

Cash Operating Income (a non-GAAP measure): Income From Continuing Operations before Interest Income, Interest Expense and Related Charges, and Income Tax plus Depreciation and Amortization. Cash operating income is a measure used by management to assess credit quality.

Debt Coverage Ratio (a non-GAAP measure):
Cash Operating Income divided by Total Debt less transition bonds and debt-related restricted cash
Securitization bonds are serviced by a regulatory transition charge on wires rates and are therefore excluded from debt in credit reviews. Debt-related restricted cash is treated as net debt in credit reviews. Debt coverage ratio is a measure used by management to assess credit quality.

Free Cash Flow (a non-GAAP measure):
Cash Provided by Operating Activities
Plus Net Proceeds from Business/Asset Sales
Less Regulatory Revenues Received for Securitization Bond Principal Payments Less Capital Spending
Less Preferred Dividends
Less Common Dividends
A measure used by management to assess funds available to repay debt and other obligations.

Income from Continuing Operations Per Share (a GAAP measure): Per share (diluted) income from continuing operations before cumulative effect of changes in accounting principles, before preference share dividends.

Interest Coverage (a non-GAAP measure): Cash Operating Income divided by Cash Interest Expense. Interest coverage is a measure used by management to assess credit quality.

Contribution Margin (a non-GAAP measure): Operating revenues less cost of energy sold and delivery fees.

Reported Earnings Per Share (a GAAP measure): Per share (diluted) net income available to common shareholders. When calculating diluted earnings per share, net income is adjusted for the after-tax interest on the securities creating the dilution (exchangeable preferred membership interests).

Return on Average Common Stock Equity Based on Net Income: Twelve months ended Net Income Available for Common Stock (a GAAP measure) divided by the average of the beginning and ending Common Stock Equity (a GAAP measure) for the period calculated.

Return on Average Common Stock Equity Based on Operational Earnings: Twelve months ended Operational Earnings (a non-GAAP measure) divided by the average of the beginning and ending Common Stock Equity (a GAAP measure) for the period calculated.

Return on Invested Capital Based on Net Income: Twelve months ended Net Income (a GAAP measure) plus after-tax Interest Expense and Related Charges net of interest income on restricted cash related to debt, divided by the average of the beginning and ending Total Capitalization less debt-related restricted cash for the period calculated.

Return on Invested Capital Based on Operational Earnings: Twelve months ended Operational Earnings (a non-GAAP measure) plus Preference Share Dividends plus after-tax Interest Expense and Related Charges net of interest income on restricted cash related to debt, divided by the average of the beginning and ending Total Capitalization less debt-related restricted cash for the period calculated.

Special Items: Unusual charges related to the implementation of the 4+4-performance improvement program and other charges, credits or gains that are unusual or nonrecurring. The 4+4 program is being implemented in phases, and the charges are expected to occur largely within a one-year period. Special items are included in reported GAAP earnings, but are excluded from operational earnings. Special items associated with the 4+4 program will include costs related to severance programs, asset impairments and facility closures.

Total Capitalization: Total Debt plus Shareholders Equity.

Total Debt (a non-GAAP measure):
Long-term Debt (including current portion)
Plus Bank Loans and Commercial Paper
Plus Long Term Debt Held by Subsidiary Trusts
Plus Preferred Securities of Subsidiaries (including Exchangeable Preferred Membership Interests)

ATTACHMENT 2: REGULATION G - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO
              THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

TABLE 1: RETURN ON AVERAGE COMMON STOCK EQUITY CALCULATION
TWELVE MONTHS ENDED Q1 04 VS. Q1 03; $MILLIONS UNLESS OTHERWISE NOTED
-------------------------------------------------------------------------------------------
COMPONENT                                                             Q1 04    Q1 03   REF
-------------------------------------------------------------------- ------- -------- -----
Net income available for common stock                                   697   (4,442)    A
..................................................................... ....... ........ .....

..................................................................... ....... ........ .....
Income from continuing operations before income taxes                   823       36
..................................................................... ....... ........ .....
Special items                                                            25        -
..................................................................... ....... ........ .....
Preference stock dividends                                              (22)     (22)
..................................................................... ....... ........ .....
    Operational earnings                                                826       14     B
..................................................................... ....... ........ .....

..................................................................... ....... ........ .....
Average common equity                                                 5,239    6,261     C
..................................................................... ....... ........ .....

..................................................................... ....... ........ .....
Return on average common equity based on net income (A/C)(%)           13.3    (70.9)
..................................................................... ....... ........ .....

..................................................................... ....... ........ .....
Return on avg common equity based on operational earnings (B/C)(%)     15.8      0.2
-------------------------------------------------------------------------------------------

TABLE 2: RETURN ON AVERAGE INVESTED CAPITAL CALCULATION
TWELVE MONTHS ENDED Q1 04 VS. Q1 03; $MILLIONS UNLESS OTHERWISE NOTED
---------------------------------------------------------------------------------------------------
COMPONENT                                                                     Q1 04    Q1 03   REF
--------------------------------------------------------------------------- -------- -------- -----
Net income                                                                      719   (4,421)
............................................................................ ........ ........ .....
After-tax interest expense and related charges net of interest income           622      594
............................................................................ ........ ........ .....
    Total return (based on net income)                                        1,341   (3,827)    A
............................................................................ ........ ........ .....

............................................................................ ........ ........ .....
Operational earnings (from Table 1)                                             826       14
............................................................................ ........ ........ .....
Preference stock dividends                                                       22       22
............................................................................ ........ ........ .....
After-tax interest expense and related charges net of interest income           622      594
............................................................................ ........ ........ .....
    Total return (based on operational earnings)                              1,470      630     B
............................................................................ ........ ........ .....

............................................................................ ........ ........ .....
Average total capitalization                                                 20,273   21,314     C
............................................................................ ........ ........ .....

............................................................................ ........ ........ .....
Return on average invested capital based on net income (A/C)(%)                 6.6    (18.0)
............................................................................ ........ ........ .....

............................................................................ ........ ........ .....
Return on average invested capital based on operational earnings (B/C)(%)       7.3      3.0
---------------------------------------------------------------------------------------------------

TABLE 3: INTEREST AND DEBT COVERAGE RATIOS
TWELVE MONTHS ENDED Q1 04 VS. Q4 03; $MILLIONS UNLESS OTHERWISE NOTED
--------------------------------------------------------------------------
COMPONENT                                                  Q1 04    Q4 03
-------------------------------------------------------- -------- --------
Income from continuing operations before income taxes      1,188    1,051
......................................................... ........ ........
Interest expense and related charges                         966      975
......................................................... ........ ........
Interest income                                              (39)     (44)
......................................................... ........ ........
Depreciation and amortization                                897      873
......................................................... ........ ........
    Cash operating income                                  3,012    2,855
......................................................... ........ ........

......................................................... ........ ........
Total debt                                                14,308   14,403
......................................................... ........ ........
Transition bonds                                            (492)    (500)
......................................................... ........ ........
Debt-related restricted cash                                (544)    (547)
......................................................... ........ ........
   Total                                                  13,272   13,356
......................................................... ........ ........

......................................................... ........ ........
Interest expense and related charges                         965      975
......................................................... ........ ........
Amortization of discount and reacquired debt expenses        (47)     (46)
......................................................... ........ ........
Transition bond interest                                     (13)      (7)
......................................................... ........ ........
Interest income on restricted cash                            (8)      (4)
......................................................... ........ ........
Capitalized interest                                          13       12
......................................................... ........ ........
    Cash interest expense                                    910      930
......................................................... ........ ........

......................................................... ........ ........
Interest coverage                                            3.3      3.1
......................................................... ........ ........

......................................................... ........ ........
Debt coverage ratio (%)                                       23       22
--------------------------------------------------------------------------